Exhibit 77Q(2) for Form N-SAR - Annual Period Ended 12-31-
2006

First Trust Value Line(r) 100 Fund

A late Form 3 was filed on behalf of Joseph McDermott for the First Trust Value Line(r) 100 Fund on November 15, 2006 due to an administrative error. Joseph McDermott became Chief Compliance Officer of First Trust Advisors L.P., investment manager of the First Trust Value Line(r) 100 Fund, on July 10, 2006.